As filed with the Securities and Exchange Commission on May 30, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STEWART INFORMATION SERVICES

CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	74-1677330
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1980 Post Oak Boulevard Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Stewart Information Services Corporation

2014 Long-Term Incentive Plan

(Full title of the plan)

J. Allen Berryman

1980 Post Oak Boulevard

Houston, Texas 77056

(Name and address of agent for service)

(713) 625-8100

(Telephone number, including area code, of agent for service)

With Copy to:

Locke Lord LLP

600 Travis, Suite 2800

Houston, Texas 77002

(713) 226-1200

Attention: J. Eric Johnson

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $1.00 par value	1,000,000 shares(1)	$32.12	$32,120,000	$4,137.06

(1)	There are also registered hereby such indeterminate number of shares of Common Stock as may become issuable by reason of the anti-dilution provisions of the 2014 Long-Term Incentive Plan in connection with any stock split, stock dividend or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 and based upon the average of the high and low sales price of a share of Common Stock on the New York Stock Exchange on May 27, 2014.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents are hereby incorporated by reference in this Registration Statement:

1. The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013;

2. The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

3. The Registrant’s Current Reports on Form 8-K filed with the SEC on March 12, 2014, April 8, 2014, May 6, 2014 and May 7, 2014; and

4. The description of the Registrant’s common stock, $1.00 par value (the “Common Stock”), contained in a registration statement on Form 8-A filed on May 30, 2001, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers

Set forth below is a description of certain provisions of the amended and restated certificate of incorporation, as amended, and amended and restated by-laws of the Registrant and the General Corporation Law of the State of Delaware (“DGCL”), as such provisions relate to the indemnification of the directors and officers of the Registrant. This description is intended only as a summary and is qualified in its entirety by reference to the amended and restated certificate of incorporation, as amended, the amended and restated by-laws and the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

The Registrant’s bylaws provide for the indemnification of directors, officers, employees or agents of the Registrant to the fullest extent permitted under the DGCL. Delaware corporations are also authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The Registrant currently has in effect a directors’ and officers’ liability insurance policy providing coverage for each director and officer in his or her capacity as such.

Article Eleventh of the Registrant’s amended and restated certificate of incorporation provides that no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that such article will not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL with respect to unlawful dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of a director to the Registrant and its stockholders for monetary damages for breach of his fiduciary duty as a director to the extent allowed under the DGCL.

Item 8. Exhibits

4.1	-	Stewart Information Services Corporation 2014 Long-Term Incentive Plan (incorporated by reference herein to Appendix 1 to the Company’s definitive proxy statement on Schedule 14A filed on March 31, 2014).

5.1*	-	Opinion of Locke Lord LLP

23.1*	-	Consent of Locke Lord LLP (included in Exhibit 5.1).

23.2*	-	Consent of Independent Registered Public Accounting Firm

24.1*	-	Powers of Attorney (contained on signature page).

*	Filed herewith.

Item 9. Undertakings

(a) The Company hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 30, 2014.

STEWART INFORMATION SERVICES CORPORATION

By:	/s/ J. Allen Berryman
Name: J. Allen Berryman
Title: Chief Financial Officer, Secretary, Treasurer and Principal Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints John Killea, J. Denise Carraux and Steven I . Soffer, or any of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Matthew W. Morris Matthew W. Morris	Chief Executive Officer (Principal Executive Officer)	May 30, 2014

/s/ J. Allen Berryman J. Allen Berryman	Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)	May 30, 2014

/s/ Brian K. Glaze Brian K. Glaze	Controller (Principal Accounting Officer)	May 30, 2014

/s/ Arnaud Ajdler Arnaud Ajdler	Director	May 30, 2014

/s/ Thomas G. Apel Thomas G. Apel	Chairman	May 30, 2014

/s/ Glenn C. Christenson Glenn C. Christenson	Director	May 30, 2014

/s/ Robert L. Clarke Robert L. Clarke	Director	May 30, 2014

/s/ Frank Keating Frank Keating	Director	May 30, 2014

/s/ Laurie C. Moore Laurie C. Moore	Director	May 30, 2014

/s/ Malcolm S. Morris Malcolm S. Morris	Director	May 30, 2014

/s/ Stewart Morris, Jr. Stewart Morris, Jr.	Director	May 30, 2014

/s/ Dr. W. Arthur Porter Dr. W. Arthur Porter	Director	May 30, 2014

INDEX TO EXHIBITS

Exhibit Number		Description of Exhibits

4.1	-	Stewart Information Services Corporation 2014 Long-Term Incentive Plan (incorporated by reference herein to Appendix 1 to the Company’s definitive proxy statement on Schedule 14A filed on March 31, 2014).

5.1*	-	Opinion of Locke Lord LLP

23.1*	-	Consent of Locke Lord LLP (included in Exhibit 5.1).

23.2*	-	Consent of Independent Registered Public Accounting Firm

24.1*	-	Powers of Attorney (contained on signature page).

*	Filed herewith.